SmartHeat Inc. Announces Record Third Quarter 2010 Financial Results – 36% Revenue Growth, 25% Net Income Growth, Ups Guidance for 2010, and Announces Guidance for 2011

NEW YORK, November 10, 2010 /PRNewswire-Asia/ — SmartHeat Inc. (NASDAQ: HEAT - News; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry, today announced record financial results for the third quarter ended September 30, 2010. SmartHeat management is scheduled to host an investor conference call tomorrow at 9:00 a.m. EST on November 11, 2010.

Financial Highlights:
— Revenues of $51.48 million, up 36.05% from 3Q09
— Operating income of $13.02 million, up 21.71% from 3Q09
— Net income of $11.11 million, up 25.07% from 3Q09

Financial Summary:

	3Q10	3Q09	Change
Revenue	$51,476,821	$37,835,897	36.05%
Gross Profit	$18,414,968	$13,148,438	40.05%
Gross Profit Margin	35.77%	34.75%
Operating Income	$13,018,212	$10,695,856	21.71%
Operating Margin	25.29%	28.27%
Net Income	$11,106,505	$8,880,536	25.07%
Net Margin	21.58%	23.47%
Diluted EPS	$0.34	$0.36

Revenues

In the third quarter of 2010, total sales increased 36.05% to $51.48 million compared to $37.84 million in 3Q09. All three of the Company’s product lines contributed to higher sales in the third quarter and were a result of China’s energy-saving policies, continued growth in energy-saving industry, and our successful market expansion.

The breakdown of revenues for the third quarter of 2010 was $43.66 million from PHE units and heat exchangers, with sales from PHE units up 19.64% compared to 3Q09 and sales from heat exchangers up 72.47% compared to 3Q09. Sales from heat meters were up 5.55% from 3Q09 and accounted for $7.82 million in revenues for the quarter.

The following table presents the revenue contribution by percentage for each major product line in 3Q10 in comparison with 3Q09.

	Percent of Total Revenues
Product Line	3Q10	3Q09
Plate Heat Exchange (PHE) Unit	38.80%	44.13%
Heat Exchanger	46.01%	36.29%
Heat Meters	15.19%	19.58%
Total	100.00%	100.00%

Net Income

Net income in the quarter totaled $11.11 million ($0.34 per diluted share), up 25.07% from $8.88 million ($0.36 per diluted share) in 3Q09. The higher net income was driven primarily by increased sales from PHEs and PHE units. Earnings per share decreased by $0.02 per share because of our secondary offering in the third quarter of 2009.

Gross Profit Margin

Gross profit margin for 3Q10 was 35.77%, up from 34.75% in 3Q09. The margin enhancement is mainly due to fixed cost leverage resulting from significant sales growth and better product mix arising from sales to some high-margin projects.

Operating Income

Operating income totaled $13.02 million, compared with $10.70 million in 3Q09, representing a 21.71% year over year growth. Higher operating income was mainly due to increased sales of the PHE and PHE unit product lines. Total operating expenses including selling, general and administrative ("SG&A") expenses was $5.40 million, compared with $2.45 million a year ago. Operating margin was 25.29% compared with 28.27% a year ago. The increase in operating expense and decline of operating margin was mainly due to increased sales and expansion of our business, including the hiring of more sales personnel, higher depreciation expense, training of the marketing team and establishing new sales offices in more regions of China. We anticipate robust revenue and operating income growth in the future due to the efforts we made in 2010 to develop our sales and distribution channels.

Updates Full Year 2010 Earnings Guidance and Target 2011 Earnings Guidance

SmartHeat is updating  its full year 2010 guidance from $106 - $116 million in revenues to $110 - $120 million in revenues and from $20 - $22 million in net income to $22 - $24 million in net income.

In addition, SmartHeat is announcing full year 2011 guidance of $25 - $30 million in net income on $135 - $160 million in revenues.

Outlook

Mr. James Jun Wang, Chairman and Chief Executive Officer of Smart Heat Inc., commented: “We maintained the momentum from the first half of 2010 and delivered another set of strong results. We thank our hard working employees who are dedicated to executing our operational strategy. We are quite pleased to see the significant business expansion to West China and are very satisfied with the growth across all our existing business lines and the benefits we expect to receive from investments made to expand our sales and distribution channels.”

“Government requirements to implement energy savings and emission reduction have increased the demand for our energy-saving products in all industrial sectors. Taking advantage of economic development in West China and urbanization trends throughout China will be continue to be part of our long-term strategy. Based on the successful expansion to West China’s market and some second and third tier cities, SmartHeat is well positioned to reap significant benefits,” concluded Mr. Wang.

Investor Conference Call Instructions:

SmartHeat management will host an earnings conference call tomorrow to discuss its third quarter financial results and outlook.

Date and time: 9:00 a.m. U.S. Eastern Standard Time, November 11, 2010
U.S. toll free number: +1-888-339-2688
International direct dial-in: +1-617-847-3007
Conference passcode: 95275033

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Market listed (NASDAQ: HEAT - News) U.S. company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures heat exchangers, custom plate heat exchanger units (PHE Units) and heat meters. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use, reduce air pollution, and have broad applications. SmartHeat's customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Corporate Communications Contact:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2010 (Unaudited)	December 31, 2009
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$14,724,091	$48,967,992
Restricted cash	1,296,318	1,301,573
Accounts receivable, net	50,052,608	31,887,785
Retentions receivable	2,096,943	885,642
Advances to suppliers	12,623,696	7,657,791
Other receivables, prepayments and deposits	5,352,081	3,572,600
Inventories	32,457,863	11,259,273
Notes receivable - bank acceptances	944,769	397,248

Total current assets	119,548,369	105,929,904

NON-CURRENT ASSETS
Deferred tax asset	14,837	-
Restricted cash	92,013	48,361
Accounts receivable, net	219,725	237,384
Retentions receivable	734,238	349,931
Deposit for land use right	9,597,390	-
Intangible assets, net	4,127,767	4,071,021
Construction in progress	80,254	-
Property and equipment, net	8,044,911	7,739,609

Total noncurrent assets	22,911,135	12,446,306

TOTAL ASSETS	$142,459,504	$118,376,210

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$5,421,730	$3,493,196
Unearned revenue	4,283,004	2,130,637
Taxes payable	2,799,694	2,140,627
Accrued liabilities and other payables	4,887,566	3,685,272
Notes payable - bank acceptances	1,516,865	1,806,564
Loans payable	4,476,877	4,393,544

Total current liabilities	23,385,736	17,649,840

DEFERRED TAX LIABILITY	-	8,526

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 32,811,125 and 32,794,875 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	32,811	32,795
Paid in capital	75,163,813	74,917,370
Statutory reserve	4,613,151	2,872,006
Accumulated other comprehensive income	2,901,709	969,988
Retained earnings	35,673,363	21,231,484

Total Company stockholders' equity	118,384,847	100,023,643

NONCONTROLLING INTEREST	688,921	694,201

TOTAL EQUITY	119,073,768	100,717,844

TOTAL LIABILITIES AND EQUITY	$142,459,504	$118,376,210

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,		THREE MONTHS ENDED SEPTEMBER 30,
	2010	2009	2010	2009

Net sales	$83,613,250	$56,541,795	$51,476,821	$37,835,897
Cost of goods sold	54,177,914	36,562,363	33,061,854	24,687,460

Gross profit	29,435,336	19,979,432	18,414,968	13,148,438

Operating expenses
Selling expenses	5,972,651	2,325,471	3,335,303	1,165,939
General and administrative expenses	4,622,468	2,626,775	2,061,453	1,286,643

Total operating expenses	10,595,119	4,952,245	5,396,756	2,452,582

Income from operations	18,840,217	15,027,187	13,018,212	10,695,856

Non-operating income (expenses)
Interest income	322,462	145,839	122,898	65,418
Interest expense	(41,871)	(209,462)	(46,916)	(91,850)
Financial expense	(36,430)	(222,625)	(17,427)	(222,625)
Exchange loss	24,652	-	68,323	-
Other income	135,715	21,443	51,910	(14,866)
Other expenses	(1,269)	61,644	150	72,843

Total non-operating income (expenses), net	403,259	(203,161)	178,938	(191,080)

Income before income tax	19,243,476	14,824,026	13,197,149	10,504,776
Income tax expense	3,059,182	2,304,672	2,092,876	1,624,240

Income from operations	16,184,294	12,519,354	11,104,273	8,880,536

Less: Income attributable to noncontrolling interest	16,962	-	2,232	-

Income to SmartHeat Inc.	16,201,256	12,519,354	11,106,505	8,880,536

Other comprehensive item
Foreign currency translation	1,931,721	270,399	1,418,870	257,256

Comprehensive Income	$18,132,977	$12,789,753	$12,525,375	$9,137,792

Basic weighted average shares outstanding	32,804,292	24,430,806	32,811,125	24,924,435

Diluted weighted average shares outstanding	32,846,171	24,513,092	32,817,520	25,010,735

Basic earnings per share	$0.49	$0.51	$0.34	$0.36

Diluted earnings per share	$0.49	$0.51	$0.34	$0.36

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Income including noncontrolling interest	$16,184,294	$12,519,354
Adjustments to reconcile income including noncontrolling
interest to net cash used in operating activities:
Depreciation and amortization	709,544	409,371
Allowance for accounts receivable	15,744	-
Unearned interest on accounts receivable	(74,520)	195,901
Stock option compensation expense	142,869	1,755
Stock issued for consulting service	18,090	-
Changes in deferred tax	(23,160)	(23,357)
(Increase) decrease in current assets:
Accounts receivable	(17,807,291)	(9,305,812)
Retentions receivable	(1,547,759)	(2,403,726)
Advances to suppliers	(4,761,889)	(3,051,902)
Other receivables, prepayments and deposits	1,995,914	485,060
Inventory	(20,659,166)	(8,277,813)
Note receivables	(404,449)	(55,986)
Increase (decrease) in current liabilities:
Accounts payable	3,635,847	5,782,299
Unearned revenue	2,079,159	1,232,371
Taxes payable	608,861	818,141
Accrued liabilities and other payables	128,354	(4,450,011)

Net cash used in operating activities	(19,759,558)	(6,124,354)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(12,593)	(380,457)
Acquisition of property & equipment	(3,277,320)	(3,610,566)
Acquisition of intangible asset	(170,689)	-
Deposit for land use right	(9,448,356)	-
Construction in progress	(79,008)	(60,203)

Net cash used in investing activities	(12,987,966)	(4,051,226)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	4,407,357	12,117,636
Repayment to short term loan	(4,407,357)	(9,216,986)
Payment on notes payable	(1,812,243)	-
Issuance of common stock	-	66,138,390
Warrants exercised	85,500	-

Net cash provided by (used in) financing activities	(1,726,743)	69,039,040

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	230,366	(3,978)

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(34,243,901)	58,859,482

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	48,967,992	1,435,213

CASH & CASH EQUIVALENTS, END OF PERIOD	$14,724,091	$60,294,695

Supplemental Cash flow data:
Income tax paid	$1,634,509	$1,272,797
Interest paid	$137,787	$219,061